Exhibit 10.1

Private and Confidential

Offer of Employment with

Sapient Consulting (Singapore) Private Limited

July 4, 2012

Dr. Christian Oversohl

c/o Sapient GmbH

Arnulfstr. 60, 80335 München

Dear Christian,

Sapient Consulting (Singapore) Private Limited (the “Company”) is pleased to offer you employment subject to the terms and conditions set out below (the “Agreement”):

1.	Position	Senior Vice President – APAC BU Lead

2.	Start Date of Employment	July 9, 2012

3.	Term of Employment	Your employment by the Company shall continue until the earlier of: (a) August 15, 2014; or (b) such date that your employment is terminated in accordance with this Agreement (“Term”).

4.	Relocation	Please refer to the Relocation Benefits Addendum attached hereto as Schedule 1, which forms part of your contract of employment with the Company.

5.	Passes and Permits

If you are not a citizen or permanent resident of Singapore, this Agreement and your employment by the Company shall be conditional upon you obtaining the necessary employment pass to work in Singapore from the relevant authorities in Singapore before July 9, 2012.

6.	Probation	Your probation period is waived.

7.	Duties

During your employment you must:

(a)    perform to the best of your ability all the duties of your position and such other functions or work within the Company as the Company may reasonably require;

(b)    faithfully serve the Company and use your utmost endeavours to promote the interests of the Company;

(c)    comply with all reasonable and lawful directions and instructions given by the Company;

(d)    attend and work at any premises of the Company in Singapore and travel and work both in Singapore and abroad as necessary for the proper discharge and fulfillment of your duties;

(e)    work such hours as are reasonably necessary to ensure the proper discharge and fulfillment of your duties, and which may be longer than your normal working hours of 9.00 a.m. to 6.00 p.m., Mondays to Fridays, with a 1-hour lunch break each day which may be taken at a time convenient to the needs of the business; and

(f)     in pursuance of your duties to perform services not only for the Company but also for any Affiliate, as required by the Company.

8.	Salary

You will be paid a monthly gross salary of SGD 38,920.83, payable at the end of each month (SGD 467,050 per annum, prorated from Start Date) directly to your nominated bank account. The Company shall be entitled to deduct from your salary all amounts required to be deducted by law, including any agreed deductions and any overpayment made to you by the Company as permitted by law.

Any increments to your salary will be subject to your performance and shall be at the sole discretion of the Company.

9.	Discretionary Bonus	In addition to your base compensation, you may be eligible to participate in Sapient’s Global Performance Bonus Plan (the “Global Bonus Plan”), subject to the specific terms of that plan. Your target bonus opportunity will be SGD 371,245 for the 2012 calendar year. The Company will determine the target bonus for subsequent years. The bonus amount actually payable for the 2012 calendar year and for future years will be discretionary and is based on a number of metrics, including the Company’s profitability, as set out in the rules of the scheme which are available from your People Strategist and which may be provided to you from time to time. The payout is also subject to you being actively employed by the Company on the date of payout. Your performance while employed by Sapient GmbH Kellerstraße 27, 81667 München (“Sapient Germany”) will be considered when determining any potential bonus payout for the 2012 calendar year, in accordance with the terms of the Global Bonus Plan.

10.	Additional Expenses	The Company will reimburse you (against receipts or other appropriate evidence) for all reasonable telephone, travelling, hotel, entertainment and other out-of-pocket expenses properly incurred and defrayed by you in the course of your employment in accordance with the Company’s expense reporting policies.

11.	Annual Leave

You will be entitled to twenty five (25) days of paid annual leave from the Company (the “Singapore Annual Leave”). Entitlement to the Singapore Annual Leave will accrue pro rata on a monthly basis. In addition to the Singapore Annual Leave, you will receive twenty-seven (27) days of annual leave, which represents the remaining leave rollover from Sapient Germany.

If your employment with the Company commences or terminates part way during the annual leave year, your annual leave entitlement during that year will be calculated on a pro rata basis.

Any unused leave entitlement which is carried forward to the next calendar year must be utilized by the end of that next calendar year, and will otherwise be forfeited if it remains unutilized.

You may take your annual leave only upon the approval of your Manager. The Company shall be entitled at its sole discretion to require that you take any unutilized leave entitlement at any time during your employment.

Upon the termination of your employment, you will be entitled to payment of your accrued but unutilized annual leave entitlement, if any, and the Company shall be entitled to deduct payment for any annual leave taken by you in excess of your annual leave entitlement from your final salary, subject to applicable law.

12.	Medical Leave

The Company will pay you your salary in full for any medical leave up to a maximum total of fourteen (14) days, or up to a maximum of sixty (60) days if you are hospitalized, in any calendar year subject to you producing a medical certificate from a registered medical practitioner covering the period of your absence.

Your entitlement to medical leave will accrue pro rata on a monthly basis.

If you are likely to be absent from work for a long time or if the Company believes it may be in your best interests, you may be required to undergo a medical examination, at the expense of the Company, with a medical practitioner or other health professional nominated by the Company.

You will, if requested by the Company, give written permission to allow the Company to have access to any medical or health report in its complete form which has been prepared by the medical practitioner nominated by the Company or by any other health professional concerning your physical or mental condition. Upon request a copy of any report will also be sent to your designated general practitioner.

If you receive compensation for loss of earnings from a third party or health insurance scheme relating to a period during which you received or are receiving any medical leave payments from the Company (“Coverage Period”), the Company may recover from any future amounts payable to you under this clause an amount equivalent to the medical leave payments made to you by the Company during the Coverage Period.

13.	Medical Insurance & Provident Fund	You are not entitled to participate in the Company’s medical benefits as further explained in Schedule 1, nor will you be eligible to participate in Singapore’s Central Provident Fund, unless otherwise required by law.

14.	Company Protection

You shall comply with the provisions relating to protection of the Company’s interest as set out in Schedule 2 (Confidentiality Agreement) and Schedule 3 (Fair Competition Agreement), attached to this Agreement, which form part of your contract of employment with the Company.

You agree and acknowledge that the provisions as set out in Schedule 2 and Schedule 3 are reasonable to protect the Company’s legitimate business interests, and that your failure to comply with such provisions could harm such legitimate business interests of the Company.

You also acknowledge that your agreement to the provisions set out at Schedule 2 and Schedule 3 is of essence to your employment contract with the Company, and that the Company would not enter into the employment contract with you without your agreement to such provisions.

15.	Other Interests

You must not during your employment engage, be concerned, undertake or be interested in, whether directly or indirectly, any business or occupation which is in competition with the Company or any Affiliate, or without the prior consent of the Company become an employee or director (save in a non-executive capacity) or agent or partner of any other person, firm or company.

Subject to any regulations issued by the Company which may be applicable to you, you will not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Affiliate. If you (or any firm or company in which you are interested) obtain any such discount, rebate or commission, you must account to the Company for the amount received by you (or a due proportion of the amount received by such company or firm with regard to the extent of your interest).

Nothing in this Agreement shall be taken as preventing you from being or becoming a holder of less than 1% of the securities of a listed corporation that are quoted and dealt on any recognised stock exchange.

16.	Policies and Procedures

The Company may from time to time issue and/or modify policies and procedures in relation to your employment, which must be complied with at all times during your employment. Certain policies and procedures will be identified as forming an integral part of the terms and conditions of your employment. You will be notified when any policies and procedures are issued and/or modified.

In the event of any inconsistency between the provisions of this Agreement and any policies and procedures in relation to your employment, the provisions of this Agreement shall prevail.

17.	Personal Records	Please inform People Success of any changes to your personal particulars within 1 week of such change, e.g., change of address, telephone number, marital status, number of children, educational status and emergency contact person and number.

18.	Garden Leave

The Company shall be entitled at its sole discretion to require you not to attend work at any time during your employment with the Company.

In the event you are required not to attend work, you will not be entitled to receive any damages or compensation in respect of any bonus or other benefit which would otherwise be due to you for the period during which you are required not to attend work.

19.	Termination Notice

After confirmation of your employment, either you or the Company may terminate your employment by giving not less than one month of prior written notice to the other party.

The Company shall be entitled at its sole discretion:

(a)    to pay you salary in lieu of any notice of termination; or

(b)    to require you not to attend work during any period of such notice.

In the event that you are required not to work all or part of any period of notice, you will not be entitled to receive any damages or compensation in respect of any bonus or other benefit which would otherwise be due to you for the period which would have represented the period of notice had you been required to work it.

The termination of your employment shall be without prejudice to any right that the Company may have in respect of any breach by you of any of the provisions of this Agreement that may have occurred prior to such termination.

20.	Termination for Breach / Termination for Cause	The Company may terminate your employment by written notice to you with immediate effect on any grounds which at common law would entitle an employer to terminate an employee’s employment without notice or salary in lieu of notice to the employee.

Without limitation to the foregoing and notwithstanding any other provision of this Agreement, the Company may terminate your employment by written notice with immediate effect if you:

(a)    commit any act which detrimentally affects the Company, including but not limited to an act of dishonesty, misdemeanour, negligence, fraud, willful disobedience, misconduct or breach of duty;

(b)    commit a breach of any term of this Agreement or any other rules and regulations laid down by the Company from time to time in respect of your employment;

(c)    are convicted of a criminal offence;

(d)    become bankrupt, apply for, or a receiving order is made against you, make any composition with your creditors or commit an act of bankruptcy;

(e)    become of unsound mind;

(f)     shall for a period of 90 days whether consecutive or otherwise, in any period of 12 consecutive months, be incapable of performing your duties hereunder by reason of ill health, accidental or otherwise; or

(g)    (if applicable) cease for any reason to hold a valid employment pass entitling you to work in Singapore.

21.	Termination Obligations	On termination of your employment, you must immediately return all property belonging to the Company, including but not limited to, all books, papers, materials, credit cards, keys, plans, statistics, records and other documentation (including copies of these) held by you or under your control.

22.	Reversion to German Agreement	In addition to your employment with the Company, you will remain employed by Sapient Germany based on the 2010 Agreement. The 2010 Agreement has been amended by the Supplemental Agreement and the main duties will be dormant for the duration of the Term. After the Term, the employment by Sapient Germany will become active again and will be governed by the 2010 Agreement unless it has been terminated by either party.

23.	Effect of Change in Control Severance Agreement	To the extent this Agreement and the Change in Control Severance Agreement dated as of April 26, 2010 among Sapient Corporation, Sapient GmbH and Dr. Christian Oversohl (the “CIC Agreement”) contain inconsistent provisions, the provisions of the CIC Agreement shall supersede the provisions of this Agreement; however, the remainder of this Agreement shall remain unaffected thereby.

24.	Amendments	Any amendment to the provisions of this Agreement and any policies and procedures which form an integral part of the terms and conditions of your employment shall be in writing and signed by the Company.

25.	Governing Law and Jurisdictions	This Agreement shall in all respects be construed in accordance with and governed by the laws of the Republic of Singapore, and you and the Company hereby submit to the non-exclusive jurisdiction of the courts of the Republic of Singapore.

26.	General

In this Agreement, “Affiliate” includes any firm, company, corporation or other organisation which:

(a)    is directly or indirectly controlled by the Company;

(b)    directly or indirectly controls the Company; or

(c)    is directly or indirectly controlled by a third party who also directly or indirectly controls the Company.

We are pleased to have you join the Company. Please acknowledge your acceptance of employment on these terms and conditions by signing the acceptance copy on the duplicate of this Agreement and returning it to the undersigned by July 9, 2012.

Yours sincerely,

/s/ Markus Ruhl

Signed on behalf of Sapient Consulting (Singapore) Private Ltd.

its shareholder representative,

Mr. Markus Ruhl,

General Manager

Attached:	Schedule 1	(Relocation Addendum)
	Schedule 2	(Confidentiality Agreement)
	Schedule 3	(Fair Competition Agreement)

ACCEPTANCE COPY

I, Dr. Christian Oversohl, hereby accept the offer of employment upon the terms and conditions as set out above.

/s/ Christian Oversohl	5 July 2012
Name: Dr. Christian Oversohl NRIC No.:	Date

Schedule 1

International Temporary Relocation Support Letter

(Addendum to Singapore employment contract)

This Schedule 1 sets forth the terms and conditions of your relocation to Sapient Consulting (Singapore) Private Limited (“Sapient”) or (the “Company”) and is part of your employment contract (the “Agreement). Any undefined, capitalized term used herein shall have the meaning set forth in your Agreement.

Relocation Benefits Terms and Conditions

1. Immigration

Singapore law requires that you obtain all applicable work papers and immigration documents before starting work in Singapore. Sapient will cover the costs associated with obtaining appropriate work papers for you, as well as all necessary immigration and residency documents for you, your spouse and your accompanying children (the “Immigration Paperwork”). Any additional out-of-pocket costs, such as passport application or renewal, are your personal responsibility.

The Company will provide assistance with your Immigration Paperwork until you obtain permanent residency status in Singapore. This support will cease upon termination of your employment in Singapore, regardless of whether you have obtained permanent residence. Please note that Sapient will only support cost of your Immigration Paperwork if you use Sapient’s approved third party immigration vendor or our in-house GPM support. If you engage a professional firm of your choice to handle immigration matters related to your relocation, the costs associated with these services will be your responsibility.

2. Pre-move visit

When applicable, Sapient will provide you with a pre-move visit to Singapore for you and your spouse.

The purpose of this visit is to allow you and your spouse time to familiarize yourselves with the new home location, including housing, schools, day care, banking, personal transportation, medical care and other facilities in the new home location. Further, the pre-move visit is intended to help you identify suitable housing and (if applicable) schools/daycare facilitates during this visit.

The Company will reimburse you for actual and reasonable costs for roundtrip airfare and up to 7 days’ meals, lodging and incidentals. Reimbursement for childcare expenses (if applicable) will be provided. Class of travel is business class.

3. Destination Services

Sapient’s relocation vendor will provide you with details of destination/settling in services available. This includes services that assist in home purchase/rental, school searches, obtaining a driver license, etc.

The Company will only cover Sapient’s relocation vendor fees and attendant costs if the costs incurred are specifically mentioned within this Schedule 1 as being the Company’s responsibility. Services engaged outside of this Schedule 1 for destinations services will be your responsibility.

4. Cross Cultural Training

Cross cultural training may be offered to help you and your accompanying family members prepare for the new surroundings and unfamiliar social conventions in Singapore.

Sapient’s relocation vendor will locate a third party provider to cover topics such as: living conditions in Singapore, Singapore’s history/economics/politics, appropriate culturally oriented business skills, household management and day-to-day living/social customs in Singapore and the cycle of cultural adjustment. Actual support provided will be in line with programs available from the provider selected by Sapient’s relocation vendor.

5. Loss on Sale of Car or Lease Breakage Costs

Sapient will pay you a one-time, lump sum payment of SGD 12,400 (net of taxes) to compensate you for the loss you may incur in respect of the sale of your car in Germany. This support is not intended to cover all losses incurred from the sale of your private vehicle as a result of your relocation, but is intended help offset any losses that may be incurred.

6. Transportation / Car Allowance

Sapient will pay you a monthly transportation/car allowance of SGD 1,500 (net of taxes) via your monthly salary payment.

7. Miscellaneous Relocation Allowance

Sapient will also provide you with a one-time, lump sum payment of SGD 18,615 (net of taxes) (“the Miscellaneous Relocation Allowance”) at the start of your assignment to Singapore (the “Assignment”), to assist with the cost of any incremental expenses that may be incurred during your relocation, which are not otherwise reimbursed or paid under this Schedule 1. The Company does not require itemization of how you spend the Miscellaneous Relocation Allowance. Generally, the Miscellaneous Relocation Allowance is intended to cover the following costs, which include, but are not limited to:

•	Baggage handling (including reasonable excess baggage costs

•	Transport of domestic pets

•	Taxi and airport transportation expenses

•	Reasonable gratuities

•	Customs fees and duties on initial entry for the relocating person, spouse/partner and accompanying children

•	Utilities connections

At the end of your Assignment you will receive a one-time, lump sum payment of SGD 18,615 (net of taxes) (the “Miscellaneous Repatriation Allowance”).

If your employment terminates before the end of your Assignment, you will not receive the Miscellaneous Repatriation Allowance. Should you terminate your employment with Sapient Germany within 6 months of your repatriation to Germany, you must repay the Miscellaneous Repatriation Allowance to Sapient.

8. Furniture Allowance

Sapient will pay you a one-time, lump sum payment of SGD 30,000 (net of taxes) (the “Furniture Allowance) to support you with setting up / furnishing your house in Singapore. The allowance is intended to cover the following costs, including, but not limited to:

•	Furniture

•	White appliances (washing machine, tumble dryer etc.)

•	Bed linen, towels

•	Dishes and Cutlery

•	Drapes

•	Decoration

9. Cost of Living Allowance (COLA)

During your Assignment, you will be eligible for a monthly cost of living allowance of SGD 1,500 (net of taxes) (the “COLA”) to cover the differential in the cost of living between your home location and Singapore. The COLA will be paid to you via your monthly salary payment.

10. Dual Career Assistance

Where applicable, Sapient recognizes that some career considerations may arise when spouses/partners are accompanying the relocating person. At Sapient’s discretion, a one-off reimbursement for up to SGD 2,500 may be provided to assist in the transition of a home location working spouse/partner to the new home location based on actual expenses incurred.

This reimbursement can be used towards services such as continued education, license/certification fees and other career development opportunities.

The reimbursement payment is not intended to compensate the spouse/partner for any loss of income resulting from the relocation.

11. Shipment of Household Goods/Personal Effects to / from Singapore/ Germany

You have decided to refrain from shipping your household goods to Singapore in a 40 ft container, but instead ship a few personal goods. Sapient is therefore providing the Furniture Allowance.

For the goods that you decide to ship, Sapient will cover the costs for a 20 ft container, packing and unpacking, loading and unloading, transporting, and other associated fees and duties related to this shipment of household goods to Singapore at the beginning of the Assignment and back to Germany at the end of your Assignment.

A Sapient contracted moving company will assist in moving your goods to Singapore. Moves must be scheduled during the week and not on weekends or holidays.

Sapient’s support also includes costs for insurance to cover damage or loss of regular household goods during packing, transport, unpacking and storage. However, additional insurance for specialty items is available at your own expense.

Movers will unpack and remove mattress boxes, furniture wrappings, and hanging clothes containers. They will not, however, unpack the rest of the boxes containing your china, linens, books, etc. Full unpack services are available from the moving vendor, including such things as disconnecting ceiling fans and light fixtures, hot tubs, gym equipment, swimming pools and children’s playground equipment, but such additional services are at your own expense.

Air shipment of your personal belonging is limited to 250 lbs net weight, plus 250 lbs for your spouse, and an additional 125 lbs for your children

Certain items will be ineligible for Company provided shipment support including, but not limited to:

•	Cars, Motorbikes, Boats

•	Pianos

•	Fine Art

•	Antiques

•	Dutiable Beverages and Wine

•	Illegal Goods

•	Firearms and Ammunition

•	High value items (anything not covered by “standard” insurance provisions

Standard household items are included in the move, but you must make special provisions for non-standard or unusual items in advance of the move. Sapient claims no responsibility for any damage or loss to your personal items during this move. Disassembly or assembly of large outdoor items will not be reimbursed.

12. Final Move

Sapient will provide you and your accompanying family members with one-way airfare to Singapore and ground transportation to/from the airport at the beginning of your Assignment. Sapient will also provide you with one-way airfare back to Germany and ground transportation to/from the airport at the end of your Assignment. Class of travel is business.

13. Temporary Living

Sapient will provide you and accompanying family with Company-paid temporary housing in Singapore for up to 30 days from the start of your Assignment. After 30 days, you and your accompanying family are expected to move into private accommodations.

14. Housing Assistance

During your Assignment, Sapient will cover the rental costs of your accommodation in Singapore up to SGD 10,500 per month, plus associated utility costs (e.g., gas, water, electricity, garbage collection, etc.). Sapient will pay the rent and utilities costs to the landlord and utility companies directly. Costs for the installation and maintenance of your telephone, internet and TV (incl. monthly fees, phone calls, etc.) are at your own expense.

Sapient will also cover the costs to secure the lease and pay the security deposit to the landlord, as applicable. Any deduction that the landlord takes from the security deposit at the end of the lease, which results from damage caused by you or your family, must be paid by you.

15. Insurances

You are advised to talk to your relocation consultant in Singapore (Ms. Klaver) about relevant insurance coverage during your Assignment (e.g., household, personal liability, etc.). Insurance coverage is at your own expense. Please note that Sapient will not cover any costs resulting from a lack of sufficient insurance coverage.

16. Home Leave

The Company will reimburse you, your spouse, and your accompanying children, for roundtrip airfare to Germany and ground transportation to/from the airport twice annually/ every six months (the “Home Leave Allowance”). Class of travel is Business.

This support is provided to allow you and your family an opportunity to renew ties with family, friends and work associates.

If you and your accompanying family travel to a destination other than Germany (in lieu of the Home Leave Allowance) or if the Home Leave Allowance is not taken, no cash or reimbursement will be provided.

Where possible the home leave trip should incorporate business.

17. Pension Contribution

Sapient will continue to provide you with an annual lump sum amount equal to EUR 20,000 (net of taxes) (the “Pension Contribution”) to contribute to your private German pension plan. The Pension Contribution will be paid out in Sapient’s November payroll run.

18. Children’s Education Assistance

The Company will pay any one-off registration fees and the annual tuition fees for your relocating children for the German European School Singapore (GEES). This support does not extend to paying lab fees, daily school bus transportation, uniforms, special programs, lunches, books, computers, sports, recreational or extra-curricular activities or exam fees.

19. Contribution to German Health Insurance Plan

Sapient will continue to contribute an amount equal to 50% of your monthly German health insurance plan costs, subject to the cap set forth by the contribution assessment ceiling for health insurances (“Beitragsbemessungsgrenze”) for the respective calendar year and provided you remain covered by your German health insurance during your Assignment. For 2012, the monthly contribution assessment ceiling for employers has been set at EUR 273.23 (the “Health Care Contribution”). It is your obligation to inform your health insurance about your Assignment and to collect a written confirmation that you are covered during your Assignment. You will not be covered under the Singapore health insurance plan. The Health Care Contribution will be included in your monthly salary payment.

20. Property Management Assistance Germany

Sapient expects its assignees to retain their home country residence and rent the property. For assignees who maintain their primary residence while outside the home country, expenses associated with the use of a home management company will be reimbursed. Reimbursable expenses, up to an amount equal to EUR 350 per month (the “Property Management Allowance”) include:

•	Customary and reasonable fees charged by the home management company

•	Unusual legal fees (if not covered by rent or security deposit)

•	Limited lawn/garden maintenance (costs relating to seasonal clean-up, consisting of chemical fertilization and weed control or a routine pruning of shrubs and removal of dead or damaged plantings)

•	Insurance differential if the house insurance rate increases due to the rental of the home

The Property Management Allowance is not intended to cover costs such as:

•	Maintenance contracts on appliances or heating/cooling systems

•	New plantings or replacements

•	Exterior painting or other miscellaneous repairs, roofs, sidewalks/pathways, driveways

•	All related regular upkeep including snow removal, which would be normal in a homeowner situation.

If applicable, the Property Management Allowance will be paid to you in Singapore dollars.

21. Tax Assistance

Tax Briefing: You will receive a pre-move home and new home tax orientation at the start of the relocation process. This orientation will be carried out by the Company’s chosen tax services provider. At this briefing, you are expected to discuss the implications from a tax perspective of leaving your current home country and living and working in the new home country.

Tax Preparation: Ensuring that both you and Sapient are compliant with all tax laws and regulations on a global basis is a priority for Sapient. To this end, Sapient retains a tax services provider to prepare Singapore income tax returns for you and you and your spouse (if filing jointly). Your German tax return will be handled by your private tax consultant, Mr. Wolfgang Scholz. We expect Mr. Scholz to coordinate with Sapient’s contracted tax consultant in Singapore and Germany, whenever required. This tax return preparation assistance in home and host will be provided for tax years associated with your Assignment.

22. Tax Treatment of Relocation Expenses

Please note that certain reimbursed and direct-paid relocation expenses may be considered taxable income. Relocation reimbursements or expense payments, which are not deductible by you, may be included as wages on your year-end tax statement, and will be reported as income to you. If reimbursements or payments of non-deductible moving expenses increase your taxable income, Sapient will assist by paying an additional amount into your tax withholding. This tax assistance is referred to as a “gross-up”. The term refers to the fact that a larger gross amount is reported so that the net benefit after taxes will approximate the taxable moving expenses.

23. Time Tracking

To charge time for international relocations you should use the normal team/project PID and select Other Time Off from the drop down.

24. Repayment Obligations upon Termination

If you are terminated by the Company without cause, and you are required by law to leave Singapore (e.g., where the loss of your employment affects your Immigration Paperwork in Singapore), Sapient will assist you and accompanying family members with repatriation costs as follows:

•	Sapient will pay the airfare costs for you and your accompanying family to return to Germany; and

•

Sapient will pay the costs of shipment of household goods and personal effects to Germany. This undertaking is limited to the items and conditions described in the Shipment of Household Goods and Personal Effects, above.

If you terminate your Assignment early and return to Sapient Germany, you agree to engage in a good faith discussions with Sapient regarding a repayment plan for the relocation allowances and benefits you received as part of this Schedule 1.

If (i) you terminate your employment with Sapient and do not commence work with Sapient Germany (or any other Sapient Affiliate) immediately thereafter, or (ii) you are terminated for cause in accordance with Section 20 of your Agreement (either (i) or (ii) being a “Repayment Termination Event”), you agree to repay Sapient the relocation allowances and benefits received by you (excluding tax benefits) up to the effective date of your termination (“Relocation Amount”) in accordance with the following schedule:

Repayment Termination Event	% of Relocation Amount Owed
0 - 6 months after execution of this Agreement	100%
7 – 12 months after execution of this Agreement	50%
13 – 18 months after execution of this Agreement	25%

[END OF SCHEDULE 1]

Schedule 2

Sapient Confidentiality and Inventions Agreement

In this Schedule, the terms “we,” “us,” and “our” refer to Sapient Consulting (Singapore) Private Limited. The terms “you” and “your” refer to the individual who signs this Schedule. The term “the parties” refers to both us and you.

Background

•	We are in the business of helping clients innovate their businesses to achieve extraordinary results from their customer relationships, business operations, marketing and technology.

•	You are an individual in whom we have great confidence, and whom we entrust with responsibilities to help our clients achieve these results.

•	From time to time, we may also entrust you with information — our own or our clients’ — that we need you to protect.

Therefore, in consideration of the promises contained in this Schedule, the parties agree as follows.

Terms and Conditions

1	Your Employment

Your continued employment with us is contingent on your making the promises laid out in this Schedule. We hope that your employment relationship with us will last and be rewarding for you, for us and for our clients. Nothing in this Schedule is intended to bind us in an employment relationship for a certain term. The term of your employment with us is the period during which we employ you.

2	Protecting Confidential Information

2.1	Our Confidential Information Defined. Our ability to build a great company and help clients succeed depends, in part, on our reputation and the information we possess (including, but not limited to, information belonging to our clients that has been revealed to us and information belonging to our parent company, Sapient Corporation, or any of our other affiliates) that gives us an advantage over our competitors who lack this information. In this Schedule, we refer to this information as our “Confidential Information.” We have gathered or developed our Confidential Information by expending time, energy and resources. If our competitors were to learn our Confidential Information, they would gain an unfair advantage over us in the marketplace. If others were to learn our Confidential Information, it could jeopardize our relationships with our clients, our reputation and the integrity and value of our company.

Our Confidential Information, therefore, includes any and all information and knowledge regarding the business which you assimilate or to which you have access during your employment with us (including, but not limited to, our proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, products and services; our client lists, clients (including, but not limited to, our clients on whom you call or with whom you become acquainted during the term of your employment), prospective clients (as identified from time to time in our records) and client or prospective client information; our books and records, corporate relationships, suppliers and markets; our computer software, computer software development, inventions, processes, formulas, technology, designs, drawings, technical information, source code, engineering information and hardware configuration information; our information of a business nature (such as information regarding sales and marketing, costs, pricing, finances, financial models and projections, billing or other similar information and compensation information); information provided to us by our clients: and any information provided to us by any other third party (including, without limitation, Sapient Corporation and our other affiliates), which is subject to a duty of confidentiality).

Our Confidential Information also includes any and all information relating to matters which come to your knowledge in the course of your employment with us and which, either by reason of the information’s character or the manner in which the information comes to your knowledge, is evidently confidential.

Notwithstanding the above, Confidential Information does not include information which is, or later becomes, available to the general public by lawful means.

2.2	Protecting Our Confidential Information. Because you are a valued member of our team, we entrust you with some of our Confidential Information. You promise to protect our Confidential Information, and you promise that you will not share it with anyone, except as we direct. You also promise that you will not use our Confidential Information for your own use, or for anyone else’s use, except as we direct. This promise extends beyond the term of your employment with us, and does not end unless we expressly release you from it in writing beforehand.

2.3	Our Clients’ Confidential Information. Our clients often share with us their confidential information (that is, information they wish to keep secret from their competitors), which we or they may share with you. When they do this, their information becomes part of our Confidential Information, and you promise that you will: (a) protect it; (b) not share it with anyone (except as we may direct); and (c) not use it for your own use, nor for anyone else’s use (except as we may direct). This promise extends beyond the term of your employment with us, and does not end unless we expressly release you from it in writing beforehand.

2.4	Your Former Employers’ Confidential Information. In your previous jobs with other employers, they may have entrusted you with their own confidential information. We have no desire to have you violate their confidential information. Therefore, you promise that, during your employment with us, you will not share your former employers’ confidential information with us or anyone else beyond whom your former employers direct. By signing this Schedule, you assure us that nothing in it conflicts with (or would cause you to violate) any nondisclosure agreement you have signed with a previous employer of yours. If, during the course of your employment with us, you come to learn of a conflict you have with a previous nondisclosure agreement, you will notify us immediately.

3	Inventions and Other Things You Create.

We strive to hire creative people, and creative people often invent or create things, methods and processes (“Creations”). This Schedule spells out who owns these Creations.

3.1	Creations You Own. We claim no ownership of anything you create or invent that:

(A)	you develop entirely on your own time without using our equipment, supplies, facilities or trade secrets; and

(B)	is not related to our business, marketing, research or development (or business, marketing, research or development we can show that we anticipate doing); and

(C)	does not result from any work you did (or are doing) for us.

3.2	Creations We Own. Anything you create or invent during your employment with us that does not fall under paragraph 3.1, or that is derived from our Confidential Information, will be considered ours. You agree to assign any title or other rights in these Creations to us. You also agree that: (a) these Creations will be deemed to be works created in the course of your employment or within your responsibilities and duties for the purposes of any legislation that may apply; (b) you will maintain adequate written records of these Creations; and (c) you will help us in all reasonable ways (at our expense), both during and after your employment, in the acquisition, protection and defense of our rights to these Creations.

3.3	Your Previous Creations. Before you joined us, you may have invented or created things, methods or processes on your own or for previous employers. We have no desire to take ownership of these Creations. Therefore, to avoid any conflict over when you created something and who owns it, you must list in Exhibit A all your previous Creations to which you assert ownership. You need only include Creations that relate to our business, services or products.

4	Our Property

You promise to return our property at the termination of your employment with us, or at any time that we ask you to do so. “Our property” includes both tangible and intangible things, such as information (whether confidential or not) in whatever form you have it and any copies of such property, which you may have in whatever form.

5	Assignment

We may assign our duties or interests under this Schedule to any parent, affiliate, successor or subsidiary that we may have. You may not assign your duties or interests under this Schedule.

6	Miscellaneous Provisions

6.1	Entire Agreement; Modification. This Schedule contains all the terms and conditions agreed on by the parties relating to the protection of our Confidential Information, unless you have signed a Fair Competition Agreement, which may also include terms and conditions relevant to confidentiality. Any previous agreements on this subject between the parties, except for the Sapient Fair Competition Agreement (if you signed one), are replaced by this Schedule. This Schedule can be modified or changed only by a written document signed by both parties.

6.2	Waiver. Any waiver of enforcement by us of any term or condition of this Schedule will be effective only if in writing and signed by the Chief Executive Officer of Sapient Corporation (specifically, Alan Herrick or his future replacement in the CEO role). Our specific waiver, in any particular instance, will not be considered a waiver of any earlier, concurrent or later breach of that same (or another) term or condition.

6.3	Survival. This Schedule will remain in effect, regardless of any future changes to your job responsibilities, title or compensation while employed by us, and regardless of the termination of your employment.

6.4	Counterparts. This Schedule may be executed in two counterparts, each of which is considered an original.

6.5	Severability. If a court rules that any part of this Schedule is unenforceable, the parties agree to have the court amend that part in the least way needed to make it enforceable. If the court declines to amend the Schedule, then the parties agree that the unenforceable part will be ignored and that the rest of the Schedule will continue in full force and effect.

6.6	Litigation. This Schedule shall in all respects be construed in accordance with and governed by the laws of the Republic of Singapore, and you and the Company hereby submit to the non-exclusive jurisdiction of the courts of the Republic of Singapore.

6.7	Headings. All titles and headings are for reference purposes only and will not affect the interpretation of this Schedule.

Exhibit A: Your Previous Creations

Creation	Date Created	Description

This list is complete as of today.

[END OF SCHEDULE 2]

Schedule 3

Sapient Fair Competition Agreement

In this Sapient Fair Competition Agreement (SFCA), the terms “Sapient,” “we,” “us,” and “our” refer to Sapient Consulting (Singapore) Private Limited. The terms “you” and “your” refer to the individual who signs this SFCA. The term “the parties” refers to both Sapient and you. The term “Affiliates” in this SFCA means all companies within the Sapient group of companies, including but not limited to Sapient Corporation, and all affiliates of Sapient and/or those group companies.

Background

Sapient and our Affiliates are in the business of helping clients innovate their businesses to achieve extraordinary results from their customer relationships, business operations, marketing and technology.

You are an individual in whom we have a great deal of confidence, and whom we entrust with responsibilities to help our clients and prospective clients achieve these results.

You have a key role within Sapient’s business. Accordingly, you will, from time to time, be entrusted with information belonging to Sapient, our clients and/or our prospective clients, which you are required to keep confidential and of which you are required to prevent the unauthorized disclosure. You will also play a role in developing and maintaining relationships between Sapient and our clients and/or prospective clients.

While Sapient is a firm believer in the value of ordinary competition in the marketplace, we need to protect ourselves from unfair competition.

Definitions

Terms not defined in the body of the SFCA are defined in the Appendix, which is included in, and forms an integral part of, this SFCA.

Terms

1.	Your Employment and further consideration for this SFCA

Your continued employment with us is contingent on your making and honoring the promises laid out in this SFCA. We hope that your employment relationship with us will last and be rewarding for you, for Sapient and for Sapient’s clients and prospective clients.

Please note that nothing in this SFCA is intended to bind Sapient in an employment relationship with you for a fixed term.

2.	Working Elsewhere During Your Employment with Sapient

To best help Sapient and its respective Clients and Prospective Clients succeed, you are required to be fully committed to working for Sapient. Therefore, during your Employment Term, you may not, without Sapient’s prior written consent, perform work or other services (either directly or indirectly, and whether for compensation or not) for any person or entity other than Sapient, if doing so would, or could, have an adverse impact on your ability to carry out your duties for Sapient. You promise that, during your Employment Term, you will not, under any circumstances: (a) perform work or other services (either directly or indirectly, and whether for compensation or not) for any person or entity that in any way competes with, or is preparing to compete with, Sapient’s business; or (b) assist or encourage any other Sapient employee to work for a Sapient competitor.

3.	Working Elsewhere after Your Employment with Sapient

3.1	Protecting the Sapient Group Companies. If you were to leave Sapient’s employment and go to work for a person or entity who competes with us (or if you were to compete with us on your own or to leave your employment with us to work for a Client, or Prospective Client), you would be in a position to use information and relationships acquired in your former position at Sapient to damage Sapient’s business. If, after leaving our employment, you were to use our Confidential Information or your earlier contacts with our Clients and Prospective Clients, this could give your new employer (or you) an unfair advantage over us in the marketplace or unfairly damage our business interests. By working for or providing services to any of our Clients or Prospective Clients after leaving Sapient, you could also encourage – even inadvertently – that Client or Prospective Client to diminish or end its relationship with Sapient. To prevent this from happening, we need a sufficient amount of time, after you leave our employment, to help our Clients and Prospective Clients understand that they will continue to receive excellent care and service from us and our employees and to have an opportunity to protect and consolidate our relationships with our Clients and Prospective Clients.

3.2	Protecting the Sapient Group Companies’ Confidential Information. Sapient’s ability to build a great business and help our clients succeed depends, in part, on our reputation and the Confidential Information that we possess. These give us an advantage over our competitors and enable us to assist our Clients. We have gathered or developed our Confidential Information by expending significant time, energy and resources, and, if our competitors were to learn the Confidential Information, they would gain an unfair advantage over us in the marketplace. In addition, if others were to learn our Confidential Information, this could jeopardize the relationships we have with our Clients and Prospective Clients, as well as cause damage to our integrity, reputation and market value.

We protect our Confidential Information by means of the Sapient Confidentiality Agreement that you sign. If you were to leave Sapient and go to work for someone who competes with us or is preparing to do so (or if you were to compete with us on your own or to go to work or provide services to any of our Clients or Prospective Clients), you might be influenced by, or make use of, your knowledge of our Confidential Information — even inadvertently. This could give your new employer (or you) an unfair advantage over us in the marketplace. To prevent this from happening, Sapient needs time after you leave for the relevance of the Confidential Information to diminish.

3.3	Working for Competitors, Clients or Prospective Clients. For the reasons outlined out in Sections 3.1 and 3.2, you promise that, during your Employment Term and the Restricted Period, you will not, in competition with the Restricted Business, whether on your own account or for, with or through any other person, company or other entity (either directly or indirectly and whether for compensation or not):

3.3.1	solicit employment with any Client or Prospective Client in a position where your duties would include, to a material extent, any Prohibited Tasks;

3.3.2	solicit engagement to provide services to any of our Clients or Prospective Clients which would include, to a material extent, any Prohibited Tasks;

3.3.3.	accept any offer of employment from any of our Clients or Prospective Clients if the duties of your position would include, to a material extent, any Prohibited Tasks;

3.3.4	accept any engagement with any of our Clients or Prospective Clients, if the duties of your engagement would include, to a material extent, any Prohibited Tasks; and/or

3.3.5	carry on or be employed, engaged, interested or concerned in any capacity in any trade or business or occupation whatsoever which is or might reasonably be considered to be in competition with the Restricted Business in Australia, China and Singapore.

3.4	If, at any time during your Employment Term or the relevant Restricted Period, you are solicited, canvassed or approached by a Client or Prospective Client to be employed by or to provide services to such Client or Prospective Client, we would be willing to discuss the issue with you and may (at our absolute discretion) consent to such employment or engagement, so long as you have:

3.4.1	brought to our attention, in sufficient detail, the fact of such solicitation, canvassing or approach; and

3.4.2	put an end to any discussions concerning your working for or providing services to any such Client or Prospective Client.

4.	Soliciting/Dealing with Clients or Prospective Clients

4.1	You promise that you will not, in competition with the Restricted Business, whether on your own account or for, with or through any other person, company or other entity (either directly or indirectly and whether for compensation or not) during your Employment Term and the Restricted Period:

4.1.1	solicit, canvass, or approach or interfere (or attempt to solicit, canvass, or approach or) any Client;

4.1.2	interfere with (or attempt to interfere) with) any aspect of the business relationship between Sapient (or any other of the Sapient Group Companies) and any Client;

4.1.3	solicit, canvass or approach (or attempt to solicit, canvass or approach) any Prospective Client;

4.1.2	solicit, canvass, approach or 4.1.4 interfere with (or attempt to solicit, canvass, approach or interfere) with) any aspect of the business relationship between Sapient (or any other of the Sapient Group Companies) and any Prospective Client;

4.1.3	have business dealings with any Client; or

4.1.4	have business dealings with any Prospective Client.

5.	Soliciting/Employing Employees

5.1	You promise that you will not, in competition with the Restricted Business, whether on your own account or for, with or through any other person, company or other entity (either directly or indirectly and whether for compensation or not) during your Employment Term and the Restricted Period:

5.1.1	solicit or induce (or endeavor to solicit or induce) any Relevant Person to cease working for or providing services to Sapient (or any other of the Sapient Group Companies), whether or not in doing so any such person would commit a breach of contract; or

5.1.2	employ or otherwise engage any Relevant Person.

6.	Protections Capable of Enforcement by the Sapient Group Companies

6.1	The promises made by you in this SFCA are made by you to Sapient for itself and as trustee of our Affiliates (including, without limitation, our parent company, Sapient Corporation). You agree, promise and undertake that you will upon receipt of any request from Sapient or any of the other Sapient Group Companies, enter into agreements, similar or identical to this SFCA (and containing equivalent restrictions to those included in this SFCA) directly with any such Sapient Group Companies as you may be involved with from time to time.

6.2	You agree and understand that Sapient acting as trustee, or its relevant Affiliates (including, without limitation, our parent company, Sapient Corporation), and/or agents, and/or the other Sapient Group Companies may enforce this SFCA.

7.	Miscellaneous Provisions

7.1	Entire Agreement; Modification. This SFCA contains all the terms agreed on by the parties relating to Sapient’s protection from unfair competition (except for the Sapient Confidentiality Agreement, which also contains provisions on unfair competition). Any previous agreements (except for the Sapient Confidentiality Agreement) between the parties on this subject are replaced by this SFCA. This SFCA can be modified or changed only by a written document signed by both parties.

7.2	Waiver. Sapient’s waiver of enforcement of any of this SFCA’s terms or conditions will be effective only if in writing and signed by the Chief Executive Officer of Sapient Corporation. Sapient’s specific waiver, in any particular instance, will not be considered a waiver of any earlier, concurrent or later breach.

7.3	Survival. This SFCA will remain in effect, regardless of any future changes to your job, title or compensation or the termination of your employment.

7.4	Reasonableness and Severability.

7.4.1	The restrictions contained in this SFCA are considered by the parties to be reasonable in all the circumstances. The parties agree that, if any restriction contained in this SFCA is found to be void or unenforceable but would be valid and enforceable if some part of it were modified or deleted, such restriction will apply with such modification, or deletion, as may be necessary to make it valid and effective.

7.4.2	The parties agree that each of the restrictions contained in this SFCA will be separate and severable and enforceable as such. If any restriction is determined to be unenforceable, whether in whole or in part, for any reason, that will not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.

7.5	Counterparts. This SFCA may be executed in two counterparts, each of which is considered an original.

7.6	Jurisdiction, Governing Law and Litigation. This SFCA shall in all respects be construed in accordance with and governed by the laws of the Republic of Singapore, and you and the Company hereby submit to the non-exclusive jurisdiction of the courts of the Republic of Singapore.

7.7	Headings. All titles and headings are for reference purposes only and will not affect the interpretation of this SFCA.

7.8	Broad Interpretation of Employment, Work and Solicitation. You recognize that it is possible to create many different types of arrangements under which you (or another person) might provide services, or perform work, for a competitor or a Client or a Prospective Client (or for yourself). (For instance, instead of being an employee, you might act as an independent contractor or consultant, or in return for an equity ownership interest, or in other ways.) You understand that the intention of this SFCA is to prevent you from taking the actions that this SFCA prohibits, whether you may be engaged in a formal employer-employee arrangement with a third party, or in another sort of arrangement where work or services are performed. You agree that the restrictions on employment, work and solicitation contained in this SFCA will be interpreted broadly to include these other types of arrangements as well.

Appendix – Definitions

The following words have the following meanings:

1.1	“Client” means any person, company or other entity who at any time in the Relevant Period was a client or customer of Sapient or any of the other Sapient Group Companies:

1.1.1	with whom, during the Relevant Period, you had business dealings in the course of your employment with Sapient; or

1.1.2	in relation to whom you are in possession of any Confidential Information by reason of your employment with Sapient.

1.2	“Confidential Information” has the definition set forth in the Sapient Confidentiality Agreement.

1.3	“Employment Agreement” means the agreement that sets forth the terms and conditions of your employment with Sapient Consulting (Singapore) Private Limited.

1.4	“Employment Term” means the period of time that you are employed by Sapient Consulting (Singapore) Private Limited.

1.5	“Garden Leave” means any period of your employment during which you are required not to attend work or to perform your duties.

1.6	“Prohibited Tasks” means tasks performed or carried out by you or to be performed or carried out by you, whether directly or indirectly (including through any other person, company or other entity) for a Client or Prospective Client that are similar to those tasks performed by Sapient or any of the other Sapient Group Companies during the Relevant Period for that Client or Prospective Client and:

1.6.1	with which, during the Relevant Period, you were involved to a material extent in the course of your employment with Sapient; or

1.6.2	about which you possess any Confidential Information by reason of your employment with Sapient.

1.7	“Prospective Client” means any person, company or other entity with whom, at any time in the Relevant Period, Sapient or any of the other Sapient Group Companies had negotiations or discussions for the supply or provision of goods or services by Sapient, and:

1.7.1	with whom, during the Relevant Period, you had business dealings during the course of those negotiations or discussions; or

1.7.2	in relation to whom you are in possession of any Confidential Information by reason of your employment with Sapient.

1.8	“Relevant Period” means the 12 month period immediately preceding the termination of your employment with Sapient or, if applicable, the commencement of any period of Garden Leave.

1.9	“Relevant Person” means any person with whom you had material dealings in the course of your employment during the Relevant Period and who is or was employed by Sapient or any of the other Sapient Group Company Companies at any time during the Relevant Period:

1.9.1	as a Senior Manager or in a senior managerial capacity;

1.9.2	in a senior business development capacity;

1.9.3	in a senior client management capacity;

1.9.4	a senior technical management capacity; who has acquired influence over any Customers and/or Prospective Customers by reason of being or having been employed or engaged by a Sapient or any of the other Sapient Group Company Companies; and/or who is in possession of any trade secrets or Confidential Information by reason of being or having been employed or engaged by a Sapient or any of the other Sapient Group Company Companies.

1.10	“Restricted Business” means the businesses of Sapient or any of the other Sapient Group Companies:
1.10.1	with which you are materially concerned during the Relevant Period; or

1.10.2	about which you are in possession of any Confidential Information by reason of your employment with Sapient.

1.11	“Restricted Period” means the period of 12 months immediately following the termination of your employment with Sapient and in each case less any period of time spent by you on Garden Leave.

1.12	“Sapient Confidentiality Agreement” means the agreement you are required to sign as Schedule 1 to your Employment Agreement regarding the protection of Confidential Information.

1.13	“Sapient Group Companies” means Sapient Consulting (Singapore) Private Limited and its affiliates and other companies within the Sapient group of companies (including, but not limited to, its parent company, Sapient Corporation).

[END OF SCHEDULE 3]